Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

May 18, 2011

Globe Net Wireless Corp.
2302-3 Des Voeux Road West
Hong Kong, China
RE:           Form S-1 Registration Statement

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1.  Globe Net Wireless Corp. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Henderson, Nevada and its principal place of business located in Hong Kong, China.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on September 4, 2009. The Company's existence and form is valid and legal pursuant to the representation above.

2.  The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock.  The 7,500,000 shares of Common Stock previously issued by the Company and registered for resale on this Form S-1 registration statement are in legal form and in compliance with the laws of the State of Nevada, and when such shares of Common Stock were issued they were validly issued, fully paid for, and non-assessable and are currently validly issued, fully paid for, and non-assessable.  The 5,000,000 shares of common stock offered by the Company under this Form S-1 Registration Statement, is likewise legal under the laws of the State of Nevada.

3.  The Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.  The Company's outstanding shares are all common shares.  There are no liquidation preferences rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Globe Net Wireless Corp.
RE:  Form S-1 Registration Statement
May 18, 2011

5.  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.  All tax benefits to be derived from the Company=s operations shall inure to the benefit of the Company.  Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7.  By directors= resolution, the Company has authorized the issuance of up to 5,000,000 shares of common stock.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of Common Stock, $0.001 par value.  Therefore, the Board of Directors= Resolution which authorized the issuance for sale of up to 5,000,000 shares of common stock was within the authority of the Company=s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	/s/ Conrad C. Lysiak
Conrad C. Lysiak